FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-280318-01

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Monday, February 3, 2025 9:53 AM
Subject: ★NEW ISSUE ANNOUNCEMENT★ $591.699MM BANK5 2025-5YR13 **PUBLIC CMBS**

BANK5 2025-5YR13 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2025-5YR13

JOINT BOOKRUNNERS & CO-LEAD MANAGERS : J.P. MORGAN SECURITIES LLC, BofA Securities, Inc., WELLS FARGO SECURITIES, LLC, MORGAN STANLEY & CO. LLC

CO-MANAGERS : DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES : FITCH/KBRA/MOODYS

OFFERING TYPE : SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL		CERT	CERT	CERT NOI
	(F/K/M)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD
A-1	AAA/AAA/Aaa	2.050	2.52	1-54	30.000%	40.2%	18.4%
A-2	AAA/AAA/Aaa	*	*	*	30.000%	40.2%	18.4%
A-3	AAA/AAA/Aaa	*	*	*	30.000%	40.2%	18.4%
A-S	AAA/AAA/Aa2	66.522	4.97	60-60	20.500%	45.6%	16.2%
B	AA-/AA/NR	35.012	4.97	60-60	15.500%	48.5%	15.3%

*CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WALs	EXPECTED P. WIN
	($MM)	(YR)
A-2	0.000-200.000	NAP–4.79	NAP / 54-59
A-3	288.115–488.115	4.90–4.86	59-60 / 54-60

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE :	$737,090,260
NUMBER OF LOANS :	31
NUMBER OF PROPERTIES :	59
WA CUT-OFF LTV :	57.4%
WA MATURITY LTV :	57.2%
WA U/W NCF DSCR :	1.81x
WA U/W NOI DEBT YIELD :	12.9%
TOP TEN LOANS % :	64.7%
WA TERM TO MATURITY (MOS) :	60
WA REMAINING AMORTIZATION TERM (MOS) :	359
WA SEASONING (MOS) :	1

TOP 5 PROPERTY TYPES :	HOSPITALITY (27.4%), OFFICE(20.4%), RETAIL(19.2%), SELF STORAGE (13.5%), MIXED USE(7.9%)

TOP 5 STATES :	NY (32.4%), CA (18.2%), VA (9.1%), NC (8.5%), IN (8.5%)

LOAN SELLERS :	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (21.0%), BANK OF AMERICA, NATIONAL ASSOCIATION (30.6%), WELLS FARGO BANK, NATIONAL ASSOCIATION (24.9%) and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC (23.4%)

U.S. RISK RETENTION :	JPMCB IS EXPECTED TO ACT AS THE “RETAINING SPONSOR” AND INTENDS TO SATISFY THE U.S. CREDIT RISK RETENTION REQUIREMENT VIA RETENTION OF AN “ELIGIBLE VERTICAL INTEREST” BY JPMCB, BANK OF AMERICA, WELLS FARGO AND MORGAN STANLEY.

EU RISK RETENTION :	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER :	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER :	K-STAR ASSET MANAGEMENT LLC
OPERATING ADVISOR :	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER :	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER :	KKR CMBS IIII AGGREGATOR CATEGORY 2 L.P. (OR AN AFFILIATE)

DOCUMENTS & TIMING
TERM SHEET & ANNEX A :	ATTACHED
PRELIMINARY PROSPECTUS :	ATTACHED
PRICE GUIDANCE :	WEEK OF FEBRUARY 3, 2025
ANTICIPATED PRICING :	ON OR ABOUT FEBRUARY 6, 2025
ANTICIPATED SETTLEMENT :	ON OR ABOUT FEBRUARY 25, 2025

JPM SPG SYNDICATE CONTACTS
JENNIFER KORNBLAU	212-834-4154
MORGAN ROACH	212-834-4154
JACQUELINE LARET	212-834-4154
MICHAEL CASH	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
HARRIS RENDELSTEIN	212-834-6737
RANDY GOLDSTEIN	212-270-2188

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
BRIAN CAREY	212-834-3111
DERRICK FETZER	212-834-3111

BOFA CMBS BANKING CONTACTS
LELAND BUNCH	646-855-3953
DANIELLE CALDWELL	646-855-3421

WELLS FARGO CMBS SYNDICATE CONTACTS
CHRISTIE TINTLE	704-410-3008
DANIEL BOXER	704-410-3008

WELLS FARGO CMBS BANKING CONTACTS
A.J. SFARRA	212-214-5613
BRIGID MATTINGLY	312-269-3062
SEAN DUFFY	312-827-1518

MS CMBS SYNDICATE & STRUCTURING CONTACTS
NISHANT KAPUR	212-761-1483
JAS SINGH	212-761-9099

MS CMBS BANKING CONTACTS
JANE LAM	212-761-3507
JARED SMITH	212-761-3075

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